EZCORP Names Eric Fosse to Lead Pawn Business

AUSTIN, Texas (September 15, 2014) - EZCORP, Inc. (NASDAQ: EZPW), a leading provider of instant cash solutions for consumers, today announced that Eric Fosse has rejoined the company as President, Pawn and Cash Converters America. In this role, Mr. Fosse will lead the company's pawn and buy/sell businesses in the United States, Mexico and Canada. Mr. Fosse will report directly to Mark Kuchenrither, the company’s President and Chief Executive Officer.

Mr. Kuchenrither said, “I am pleased to welcome Eric to our team. He is an outstanding senior executive and leader and an expert in the pawn lending activities that drive success and profitability in this business. Eric previously led the EZCORP pawn businesses, both in the U.S. and Mexico, where he drove storefront and revenue growth while significantly increasing profitability. I look forward to working with him again.”

Mr. Fosse was an executive with EZCORP from 2004 through 2012. He has served as Vice President of EZMoney Operations, President of the EZMoney Division, President of Pawn Americas, President of North American Operations and President of U.S. Financial and Online Services. Since leaving EZCORP in December 2012, Mr. Fosse has been a consultant to private equity investors, advising on opportunities within the consumer finance and financial services industries.

The company also announced that Barry Guest, former President of Pawn and Cash Converters Americas, has left EZCORP to pursue other opportunities.

About EZCORP
EZCORP is a leader in delivering easy cash solutions to our consumers across channels, products, services and markets. With approximately 7,300 team members and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico, Canada and the United Kingdom, and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of consumer loans in Mexico, and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.

Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company’s strategy and initiatives. These statements are based on the company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, changes in the regulatory environment, changing market conditions in the overall economy and the industry, and consumer demand for the company’s services and merchandise. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.

Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/